Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8, previously filed by NB&T Financial Group, Inc. on March 23, 1995, April 19, 2006 and October 4, 2011, of our report dated March 18, 2014 on our audit of the consolidated financial statements of NB&T Financial Group, Inc., as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, which report and financial statements are contained in the Annual Report on Form 10-K.

/s/ BKD, LLP

Cincinnati, Ohio

March 18, 2014